Exhibit 99.(d)(1)(j)(i)

(d)(1)(j)(i) Amendment dated 6/1/10 to Investment Advisory Agreement relating to Transamerica Transamerica Morgan Stanley Emerging Markets Debt
and Transamerica Morgan Stanley Small Company Growth

TRANSAMERICA FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT is made as of June 1, 2010 to the Investment Advisory Agreement dated as of June 15, 2004, as amended (the “Agreement”), between Transamerica Funds and Transamerica Asset Management, Inc. on behalf of Transamerica Van Kampen Emerging Markets Debt and Transamerica Van Kampen Small Company Growth (the “Funds”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Fund Name Change.	Any references to Transamerica Van Kampen Emerging Markets Debt are hereby changed to be Transamerica Morgan Stanley Emerging Markets Debt.

Any references to Transamerica Van Kampen Small Company Growth are hereby changed to be Transamerica Morgan Stanley Small Company Growth.

In all other respects, the Investment Advisory Agreement dated as of June 15, 2004, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of June 1, 2010.

TRANSAMERICA FUNDS

By:	/s/ Christopher A. Staples

Name: Christopher A. Staples
Title: Vice President
Date: June 1, 2010

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Dennis P. Gallagher

Name: Dennis P. Gallagher
Title: Senior Vice President, General Counsel and Secretary
Date: June 1, 2010